Exhibit 99

Everett Tackett, APR	Ken Rizvi
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Announces Tender Offer and Consent Solicitation

For any and all 12 percent senior subordinated notes due 2009 issued by ON Semiconductor Corporation and Semiconductor Components Industries, LLC

PHOENIX, Ariz. – April 20, 2004 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it had received the requisite consents necessary to amend the indenture under which the 12 percent Senior Subordinated Notes due 2009 previously issued by the company and Semiconductor Components Industries, LLC (the “Notes”) were issued. The consents were solicited pursuant to the terms and conditions set forth in ON Semiconductor’s Offer to Purchase and Consent Solicitation Statement dated April 6, 2004 (the “Offer”). ON Semiconductor Corporation will elect to accept for payment today (the “Optional Early Acceptance Date”) all notes that had been validly tendered at or prior to 5 p.m., New York City time, on April 19, 2004, which ON Semiconductor announced as the Early Tender Deadline. The amendments to the indenture will become operative on April 21, 2004 (the “Optional Early Settlement Date”), when payment for notes validly tendered at or prior to the Early Tender Deadline will be made. ON Semiconductor Corporation today further announced that it is concurrently delivering notice of the receipt of requisite consents to the trustee under the indenture for the notes. Tendered notes and related consents may no longer be withdrawn.

By 9 a.m., New York City time, on the business day (the “Final Acceptance Date”) following midnight, New York City time, on May 3, 2004 (the “Expiration Time”), the company will accept for payment any and all validly tendered notes not previously purchased, subject to the terms and conditions of the Offer. Such payment will be made promptly following the Final Acceptance Date (the “Final Settlement Date”).

The amendments to the indenture that will become effective on the Optional Early Settlement Date extend the prior notice period for the issuance of a notice of redemption with respect to the notes from 60 days to 120 days. ON Semiconductor anticipates providing a notice of redemption of any remaining notes not tendered in the Offer on or about the Final Acceptance Date.

Morgan Stanley & Co. Incorporated is the dealer manager and Georgeson Shareholder Communications Inc. is the information agent for the Offer. Requests for documentation should be directed to Georgeson Shareholder Communications at 17 State Street, 10th Floor, New York, NY 10004, (800) 377-9583 (Toll Free) (Banks and Brokerage Firms please call (212) 440-9800.) Questions regarding the transaction should be directed to Morgan Stanley & Co. Incorporated at (800) 624-1808.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any notes. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 6, 2004, which set forth the complete terms of the tender offer and consent solicitation.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our amended Form 10-K for the year ended December 31, 2003 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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